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Via Electronic Mail

July 21, 2021

BLUECHIPCAR, INC.
20655 I-10 West
San Antonio, Texas 78257
Tel: 512-813-6091
www.bluechipcar.com

Re: BlueChipCar, Inc. Offering Statement on Form 1-A

To Whom it May Concern:

I, the undersigned, have acted as special counsel to Eco Allies, Inc. (the "Company") a Nevada corporation, in connection with the Company's Offering Statement on Form 1-A (the "Offering Statement"), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the "Act"), and Regulation A+ promulgated thereunder, of a limited rights offering referenced there in as "LROs" of up to $243,252 in aggregate amount of Limited Recourse Obligations (the "LRO's") to be issued by BlueChipCar, Inc.

The LROs contemplated in this Offering Statement will be validly issued, fully paid, and nonassessable, the will entitle the holder to its pro rata percentage of the sale price of the vehicles as enumerated in the offering statement, and not a warrant/option for common shares.

The two of the Company's Common Stock, owning all 1,000 shares of Common Stock issued/authorized/outstanding. As such, our current Officers and Directors will be able to exert a significant influence over the affairs of the Company at the present time, and will continue to do so after the completion of the offering.

For the purposes of rendering this opinion, I have examined corporate records, agreements, instruments and other documents of the Company, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

As to questions of fact relevant to the opinions expressed herein, I have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from officers and/or directors of the Company and other persons with personal knowledge of such facts and/or circumstances.

I hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to this firm in the Offering. In so consenting, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Thank you in advance for your prompt attention to this matter.

Kind Regards,

John E. Dolkart, Jr., Esq.